Amendment II to the Joint Venture Agreement

Between:

  SHURGARD SELF STORAGE SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels (registration number 587.679), represented for the purposes of this Agreement by (i) SSC Benelux Inc., represented by David K. Grant, or (ii) European Self Storage SA, represented by Patrick Metdepenninghen,

  hereinafter referred to as "Shurgard";

  And:

  Crescent Euro Self Storage Investments SARL, a company in formation, to be organised and to exist under the laws of Luxembourg, which will have its registered office at 291, route d'Arlon, L-1150 Luxembourg and which will be registered with the Commercial Register of Luxembourg, represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

  hereinafter referred to as "Luxco".

  Individually referred to as a "Party", or collectively as the "Parties".

  First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels (registration number 665.404), as intervening party for purposes of clause 6 of this Amendment II,

hereinafter referred to as the "Company".

Whereas:

  The Parties have entered into a joint venture agreement on 20 December 2002 (the "Joint Venture Agreement") which has been amended by the Amendment dated 3 January 2003, the Addendum dated 28 February 2003 and the Addendum II dated 25 April 2003.

  Pursuant to Clause 2.9 of the Joint Venture Agreement, the terms of the articles of association of the joint venture company, First Shurgard SPRL, have been agreed and the draft articles of association of First Shurgard have been attached as Schedule 1.1.1 to the Joint Venture Agreement.

  Pursuant to Clause 5.4.1 of the Joint Venture Agreement, the terms of the Property and Asset Management Agreement have been agreed and the draft Property and Asset Management Agreement has been attached as Schedule 5.4.1 of the Joint Venture Agreement.

  Pursuant to Clause 5.4.1 of the Joint Venture Agreement, the terms of the Development Agreement have been agreed and the draft Development Agreement has been attached as Schedule 5.4.1 of the Joint Venture Agreement.

  Parties would like to make amendments to the Joint Venture Agreement, the Property and Asset Management Agreement, the Development Agreement and the Articles of Association.

NOW, THEREFORE, the Parties hereto agree as follows:

  Definitions

  Unless otherwise defined herein, any word in this Amendment starting with a capital letter is a defined term and has the same meaning as in the Joint Venture Agreement.

  Amendments to the Joint Venture Agreement

    Replacement of Acquisition Fee

      The Parties agree that upon Closing no Acquisition Fee shall be paid by the Company to Shurgard. As a result, the following clauses and references are deleted/replaced:

    Clause 1.1.1: Definition of "Acquisition Fee" is deleted

    Clause 10.4.4(i): "Acquisition Fee" is replaced by "Facility Management Fee" (see further)

    Clause 10.4.4(vi): "Acquisition Fee" is replaced by "Facility Management Fee"

    Clause 10.4.7: "Acquisition Fee" is twice replaced by "Facility Management Fee"

      The Parties agree that the amount of the Debt Raising Fee 1 shall be equal to 1.00% of the total debt amount which can be drawn under the Credit Facilities. As a result, the following clauses and references are deleted/replaced

    Clause 1.1.1: in the definition of "Debt Raising Fee 1", "0.75%" is replaced by "1.00%".

      The Parties agree that a Facility Management Fee is introduced which covers the services rendered by Shurgard to incorporate and manage First Shurgard Finance SARL. As a result, the following clauses and wording is inserted:

    in Clause 1.1.1: the following definition of Facility Management Fee

"Facility Management Fee" shall have the meaning as set out in Clause 11.7.

    new Clause 11.7:

"11.7 Payment of the Facility Management Fee

The Parties shall cause First Shurgard Finance SARL to pay an amount of EUR 125,000.00 to Shurgard at Closing (see Clause 10.4.4(vi)) and an amount of EUR 37,500.00 (the "Facility Management Fee") at the beginning of each of the following four years as consideration for the management of the Credit Facilities and the incorporation and administration of First Shurgard Finance SARL, a Luxembourg subsidiary of First Shurgard SPRL, it being understood that from this Facility Management Fee will be deducted the total amounts paid by First Shurgard Finance SARL as Ordinary Employment Payments to all employees shared with Shurgard or any of its Affiliated Companies, and engaged in providing the above services."

    Clause 3.3 - Capital of the Company immediately after Closing

      The Parties agree that Clause 3.3.1 will be deleted and replaced as follows:

      "Immediately after Closing, the capital of the Company shall amount to EUR 50,019,000. The capital will be divided into 100,019 Class A Shares, 400,152 Class B Shares and 19 Class C Shares."

      The Parties agree that a new Clause 3.3.2(ii) is inserted after Clause 3.3.2(i):

      "Prior to the Closing Date, Shurgard is entitled to gradually increase the capital of the Company through one or more capital contributions in cash against issuance of new class A shares, it being understood that the number of class A shares owned by Shurgard at Closing shall not exceed 100,019."

      The Parties agree that the words "if any" are added to former Clause 3.3.2(ii) which becomes now Clause 3.3.2(iii):

      "[The amount of the Capital Increase in kind made pursuant to Clause 3.1], if any."

      The Parties agree that former Clause 3.3.2(iii), which becomes now Clause 3.3.2(iv) will be deleted and replaced as follows:

    "If after taking into account capital contributed pursuant to steps (i), (ii) and (iii) above, the capital contributed to the Company is less than EUR 50 million, an additional amount shall be contributed and paid up in cash to the Company in order to increase the capital of the Company to EUR 50 million as mentioned under 3.3.1. This amount shall be subscribed and paid up as follows: 20% by Shurgard for which Class A Shares shall be issued and 80 % by Luxco for which Class B Shares shall be issued."

    Clause 3.4 - Funding obligations at Closing

    For ease of reference, the former text of the Joint Venture Agreement is repeated indicating the modifications in mark-up:

    "The funding obligations of the Parties pursuant to Clause 3 will amount to EUR ~~30 million~~ 40,015,200 for Luxco (acquisition of Class B Shares and, as the case may be, contribution in cash to the Company) and to EUR ~~7.5 million~~10,003,800 for Shurgard (incorporation of the Company, contribution of Special Purpose Vehicles to the Company and, as the case may be, contribution in cash to the Company)."

    Clause 5.4 - Replacement of manager

    The Parties agree that Clause 5.4 of the Joint Venture Agreement shall be modified to read as follows:

    "5.4.4 [... replaced as manager of the Company], other than as provided in Clause 5.4.5,[ the new manager ....].

    The following paragraph is added:

    5.4.5 At the end of the purchase option procedure which must be fully complied with as set out in Clause 3 of the Termination Agreement entered into between the Parties and the Facility Agent on the same date hereof with respect to the Property and Asset Management Agreement, Shurgard shall voluntarily resign as statutory manager of the Company at the first written request thereto of the Facility Agent.

    In this request the Facility Agent shall also propose at least two candidates to replace Shurgard as manager of the Company. Luxco and Shurgard hereby undertake to vote in favor of one of such candidates and to appoint such candidate as the new manager of the Company. "

    In addition, Parties agree to add the following definition of "Facility Agent" to Clause 1.1.1:

    "Facility Agent" means Société Générale in its capacity as agent of the Senior Lenders in respect of the Credit Facilities or its successor.

    Clause 8.2.4 - German SPV Shares

    The Parties agree that the following wording is added to clause 8.2.4:

    "[...free from all or any encumbrances], except with respect to Special Purpose Vehicles under German law, of which 5.2% of the shares will be held by Shurgard or its Affiliated Company."

    Clause 8.4.3 (ii) - Tracfin

    The Parties agree that the following wording in Clause 8.4.3(ii)

    "or, if so requested by the senior lender, reported by TRACFIN"

    is deleted and replaced by

    ", such as, for the US, the lists related to terrorism and embargos published by OFAC (Office of Foreign Assets Control), for the European Union, the rules of the European Commission or the Council of the European Union introducing certain restrictive measures regarding the encounter of certain persons, entities or countries, for France, the "décret" nr. 2001-875 of 25 September 2001 regulating the financial relations with certain persons or entities affiliated to terrorism, and such other lists or rules as specified and completed in Schedule 2.6, to this Amendment II,".

    Clause 8.6 - Indemnification

    For ease of reference, the former text of the Joint Venture Agreement is repeated indicating the modifications in mark-up:

    8.6 Indemnification

    8.6.1 Each Party hereby agrees to indemnify and keep indemnified the ~~other Party~~Company from and against all demands, claims, liabilities, losses, costs and expenses whatsoever (including reasonable legal expenses, together with value added and similar taxes thereon (if applicable)), incurred by the Company ~~other Party~~ or any of the Special Purpose Vehicles in connection with a breach by such Party of its representations and warranties set out in Clause 8 and in the event of any dispute arising in relation thereto, the provisions of Clause 17.10 shall apply. In order to compute the damages, only the net cost for the Company or Special Purpose Vehicles (on an after tax basis) shall be taken into account.

    8.6.2 If the same event, matter or circumstances can give rise to a claim under several provisions of Clause 8, the Company~~Parties~~ shall only be indemnified once.

    ~~8.6.3 For the purposes of this Clause 8, any damage incurred by the Company or one of its subsidiaries in connection with any breach of the representations and warranties of this Clause 8 shall be deemed to be incurred by the Parties in proportion to the percentage of Shares held by the respective Party in the Company.~~

    8.6.3 Any claim for a breach of the representations and warranties of Clause 8 shall be notified to the breaching Party by the Company. The breaching Party under Clause 8 shall have no obligation to indemnify the Company~~other Party~~ in respect of any claim for a breach of the representations and warranties of Clause 8 unless a notification is given to the breaching Party by the ~~other Party~~Company within a period of three months after the ~~other Party~~Company became aware of such breach, provided that such notification is received by the breaching Party (i) within a period of 24 months following the Closing Date or (ii) prior to an exit by any Party pursuant to Clause 13, whichever comes first. Notwithstanding the above, the representations and warranties of Clauses 8.2.14 and 8.2.26 to 8.2.28 will only expire in the event of an exit by any of the Parties pursuant to Clause 13, without prejudice to the obligation of Luxco to notify any such breach within a period of 3 months after becoming aware thereof.

    8.6.4 Neither Party shall have any obligation to indemnify the Company ~~other Party~~ in respect of any claim under this Clause 8 arising from any single claim unless the amount which would otherwise be recoverable under this Agreement in respect of all claims in aggregate exceeds EUR 100,000. When the threshold of EUR 100,000 is met, the ~~relevant Party~~ Company shall be entitled to recover the total amount of any such claim subject to a maximum aggregate amount equal to EUR 80,000,000. For the avoidance of doubt, the amount of EUR 80,00,000 is the maximum amount of the aggregate liability of each Party under this Agreement and all other agreements referred herein.

    8.6.5 Neither Party shall have any obligation to indemnify the Company ~~other Party~~ in respect of any claim under this Clause 8 if and to the extent that the damages in respect of which the claim is made:

    (i) are covered by an insurance policy; or

    (ii) are recovered from any other third party.

    Accordingly, any amount for which a Party would otherwise have been liable under this Clause 8 shall be reduced by the amount of any insurance proceeds, indemnification or other recovery that the Company ~~or the relevant Party~~ received from any insurance company or any other third party in respect of the damage which is the subject matter of the claim.

    8.6.6 A Party shall have no obligation to indemnify the Company ~~other Party~~ in respect of any liability under this Clause 8 which is contingent ("obligation conditionnelle ou éventuelle" / "voorwaardelijke of latente verbintenis") unless and until such contingent liability becomes an actual liability and is due and payable.

    Clause 9.1.1 - Conditions Precedent

    The Parties agree to replace "EUR 86 million" by "EUR 85 million" in Clause 9.1.1 of the Joint Venture Agreement.

    Clause 11 - Obligation for Shurgard to re-acquire non-bankable Properties

    The Parties agree to insert a new Clause 11.6:

    "11.6 Obligation for Shurgard to re-acquire certain Properties

    If the Company or its subsidiaries have acquired one or more Properties which do not meet the requirements for debt funding as set out in Clause 17.3 the Senior Credit Agreement entered into on the same date hereof by, among others, the Company and the Facility Agent (the "Senior Credit Agreement"), Shurgard undertakes to purchase such Properties from the Company or its subsidiaries at cost at the first request thereto from the Company."

    Clause 12.2 - Free transfer of Shares pursuant to a pledge

    The Parties agree that Clause 12.2 of the Joint Venture Agreement shall be modified to read as follows:

    "Notwithstanding the foregoing, the Shares may be freely transferred (i) to the Shareholders of the same class of Shares or (ii) by a Shareholder to an Affiliated Company of such Shareholder, provided that the Affiliated Company undertakes to retransfer the Shares to such Shareholder when the Affiliated Company ceases to be an Affiliated Company of such Shareholder or (iii) by all shareholders jointly to the Security Agent, as such term has been defined in the Senior Credit Agreement, upon the occurrence of an Event of Default (as in the Senior Credit Agreement), which is continuing or (iv) to any person elected pursuant to the procedure set out in the law of 5 May 1872 on commercial pledges, upon the occurence of an Event of Default, as such term has been defined in the Senior Credit Agreement, and which is continuing."

    Clause 17.1 - Payment of indemnification

The Parties agree that Clause 17.1 is inserted in the Joint Venture Agreement, and that the subsequent Clauses of the Joint Venture Agreement are renumbered as a result hereof.

The Parties agree that Clause 17.1 reads as follows:

"The Parties agree that, as a general rule, any indemnification or any other sum due by Shurgard or Luxco to the Company under the Joint Venture Agreement, shall be paid directly into the Master Proceeds Account (as defined in the Senior Credit Agreement) of the Company. The Parties shall procure that as at and from the Closing Date, the Company irrevocably grants to the Security Agent (as defined in the Senior Credit Agreement) the right to claim, on behalf and for the account of the Company, following an Event of Default under the Senior Credit Agreement, indemnification for any damages incurred by the Company under the Joint Venture Agreement, provided that such indemnification shall be paid into the Master Proceeds Account of the Company."

  Amendment to the Articles of Association of First Shurgard SPRL (Schedule 1.1.1 to the Joint Venture Agreement)

  The Parties agree that the third paragraph of Article 9 of the agreed Articles of Association shall be brought in accordance with the modification set out in Clause 2 above to read as follows:

  "Notwithstanding the foregoing and in deviation from Article 249, Section 2 of the Companies Code, the shares may only be freely transferred (i) to the shareholders of the same class of shares or (ii) by a shareholder to an Affiliated Company (as defined in Article 11 of the Companies Code) of such shareholder, provided that the Affiliated Company undertakes to retransfer the shares to such shareholder when the Affiliated Company ceases to be an Affiliated Company of such shareholder or (iii) by all shareholders jointly to the Security Agent, as such term has been defined in the senior credit agreement of 26 May 2003 between (amongst others) the company and Société Générale (the "Senior Credit Agreement"), upon the occurrence of an Event of Default (as in the Senior Credit Agreement), which is continuing or (iv) to any person elected pursuant to the procedure set out in the law of 5 May 1872 on commercial pledges, upon the occurence of an Event of Default (as defined in the Senior Credit Agreement), which is continuing."

  The French version of the Articles of Association shall read as follows:

  'Nonobstant ce qui précède et par exception à ce qui est prévu à l'article 249, Section 2 du Code des sociétés, les actions ne peuvent être cédées librement que (i) à des actionnaires de la même catégorie d'actions ou (ii) par un actionnaire à une Société Liée (tel que ce terme est défini à l'article 11 du Code des sociétés) de cet actionnaire, pour autant que la Société Liée s'engage à rétrocéder les actions à cet actionnaire dès qu'elle cesse d'être une Société Liée de ce dernier ou (iii) par tous les actionnaires conjointement au profit du Security Agent, tel que ce terme est défini dans le contrat de crédit du 26 mai 2003 conclu (entre autre) entre la société et Société Générale ("Senior Credit Agreement"), en cas de survenance d'un Cas de Défaillance (Event of Default comme défini dans le Senior Credit Agreement) qui continue ou (iv) à chaque personne désignée conformément à la procédure prévue dans la loi du 5 mai 1872 sur le gage commercial, en cas de survenance d'un Cas de Défaillance (Event of Default, comme défini dans le Senior Credit Agreement) qui continue."

  Amendment to the Property and Asset Management Agreement (Schedule 5.4.1 to the Joint Venture Agreement)

    Clause 1.1.1 - Definition of Properties

    In addition, Parties agree to amend the definition of "Properties" in Clause 1.1.1:

    The words "directly or indirectly" are inserted as follows:

    [...self-service storage facilities], directly or indirectly, [owned or leased by...]

    Clause 1.1.1 - Definition of Senior Credit Agreement

    The Parties agree to insert the following definition of "Senior Credit Agreement" in Clause 1.1.1: "means the senior credit agreement entered into on the same date hereof by and between, amongst others, First Shurgard and Société Générale in its capacity as Arranger, Facility Agent and Security Agent, as defined in the Senior Credit Agreement".

    Clause 1.1.1 - Definition of Extraordinary Employment Payments

    The Parties agree to insert the following definition of "Extraordinary Employment Payments" in Clause 1.1.1: "mean any payments made by the Company or any of its Affilated Companies to or related to their employees in Denmark, Sweden, Luxembourg or the United Kingdom, other than salaries, normal severance payments or other employment related payments in the ordinary course of business relating to, as the case may be the pro rata part of, the services rendered by the relevant employees to the Company or any of its Affilated Companies that have not already been paid by the Company or any of its Affilated Companies to Shurgard Europe or to any of the latter's Affiliated Companies."

    Clause 4.6 - Personnel

    The Parties agree that the following paragraph is inserted as a second paragraph in Clause 4.6 of the agreed Property and Asset Management Agreement:

    "Notwithstanding the foregoing, the Parties agree that in Luxembourg, the United Kingdom, Sweden or Denmark, the local Subsidiaries and Shurgard or its Affiliated Company may enter into a Joint Employer Agreement or a Split Payroll Agreement (both as defined in the Senior Credit Agreement), substantially in the form as attached to the relevant local Property and Asset Management Agreement, whichever is more appropriate from local point of view.

    Pursuant to such agreement, the local Subsidiary shall employ certain on-site employees provided that Shurgard shall indemnify the Company and keep the Company indemnified against any Extraordinary Employment Payments."

    Clause 8.6 - Suspension of fee payment

    The Parties agree that the following clause is inserted as a new Clause 8.6:

    "8.6 Subordination of fee payment

    Notwithstanding the foregoing, the payment of the above mentioned fees shall be subordinated to the payments to be made under the Senior Finance Documents (as defined in the Senior Credit Agreement) as follows:

    (i) In the event of a Default (as defined in the Senior Credit Agreement), the Company, or any of its Affiliated Companies including the Subsidiaries, shall use such monies for the purpose of paying all sums at such time due under the Senior Credit Agreement. During that period, the fees due to Shurgard, or any of its Affiliated Companies, under this Agreement shall accrue to the benefit of Shurgard, or any of its Affiliated Companies. Such fees shall become fully payable provided that (i) any and all sums, liabilities and obligations whatsoever at such time due and payable under the Senior Finance Documents (as defined in the Senior Credit Agreement) have been duly paid and (ii) no payment default in respect of scheduled amounts falling due on the next 3 Interest Payment Dates (as defined in the Senior Credit Agreement) following such payment, would result from making such payment.

    (ii) In the event of an Event of Default, the above mentioned fees shall be subordinated to any and all present and future sums, liabilities and obligations whatsoever payable, owing, due or incurred by any Obligor (as defined in the Senior Credit Agreement) under the Senior Finance Documents (as defined in the Senior Credit Agreement). Such fees shall be paid into the Master Proceeds Account (as defined in the Senior Credit Agreement) of First Shurgard, and such funds shall be applied to prepay the Advances (as defined in the Senior Credit Agreement) in accordance with Clause 7.5 (Mandatory prepayment from Management Fee) of the Senior Credit Agreement.

    During that period, the fees due to Shurgard, or any of its Affiliated Companies, under this Agreement shall accrue to the benefit of Shurgard, or any of its Affiliated Companies. Such fees shall only become fully payable after the end of the Event of Default, if any and all sums, liabilities and obligations whatsoever due and payable under the Senior Finance Documents (as defined in the Senior Credit Agreement) have been duly paid, and if such fees can be paid out of the Excess Cash that must not be applied to prepay the Advances (as defined in the Senior Credit Agreement) in accordance with Clause 7.4 (Mandatory prepayment from Excess Cash) of the Senior Credit Agreement.

    For the avoidance of doubt, First Shurgard shall in no event be entitled to suspend the payment of the Direct Costs and Expenses.

    Clause 14 - Payment of indemnification

  The Parties agree that a new Clause 14 is inserted in the Property and Asset Management Agreement, and that the subsequent Clauses of the Property and Asset Management Agreement are renumbered as a result hereof.

  The Parties agree that Clause 14 reads as follows:

  "The Parties agree that, as a general rule, any indemnification or any other sum due by Shurgard to the Company under this Agreement, shall be paid directly into the Master Proceeds Account (as defined in the Senior Credit Agreement) of the Company. The Parties shall procure that as at and from the Closing Date, the Company irrevocably grants to the Security Agent (as defined in the Senior Credit Agreement) the right to claim, on behalf and for the account of the Company, following an Event of Default under the Senior Credit Agreement, indemnification for any damages incurred by the Company under this Agreement, provided that such indemnification shall be paid into the Master Proceeds Account of the Company."

  Amendment to the Development Agreement (Schedule 5.4.1 to the Joint Venture Agreement)

    Clause 1.1.1 - Definition of Senior Credit Agreement

    The Parties agree to insert the following definition of "Senior Credit Agreement" in Clause 1.1.1: "means the senior credit agreement entered into on the same date hereof by and between, amongst others, First Shurgard and Société Générale in its capacity as Arranger, Facility Agent and Security Agent, as defined in the Senior Credit Agreement".

    Clause 4.3.3 - Cost overruns

    The Parties agree that the following sentence:

    "This test shall be effected within 4 months from the date on which all the Properties have been fully constructed or 1 month before the date of the expiration of the Term if sooner."

    shall be replaced by:

    "This test shall be effected (i) for the first time within 4 months from the date of the last possible drawing under the Senior Credit Agreement and (ii) a second time within 4 months from the date on which all the Properties have been fully constructed or 1 month before the date of the expiration of the Term if sooner."

    Clause 5.1.3 - Indemnification

    The Parties agree that the wording "as amended from time to time," is inserted in Clause 5.1.3 as follows:

    [... and 8.6 of the Joint Venture Agreement], as amended from time to time, [shall apply ....]

    Clause 9.5 - Suspension of fee payment

    The Parties agree that the following clause is inserted as a new Clause 9.5:

    "9.5 Subordination of fee payment

    Notwithstanding the foregoing, the payment of the above mentioned fees shall be subordinated to the payments to be made under the Senior Finance Documents (as defined in the Senior Credit Agreement) as follows:

    (i) In the event of a Default (as defined in the Senior Credit Agreement), the Company, or any of its Affiliated Companies including the Subsidiaries, shall use such monies for the purpose of paying all sums at such time due under the Senior Credit Agreement. During that period, the fees due to Shurgard, or any of its Affiliated Companies, under this Agreement shall accrue to the benefit of Shurgard, or any of its Affiliated Companies. Such fees shall become fully payable provided that (i) any and all sums, liabilities and obligations whatsoever at such time due and payable under the Senior Finance Documents (as defined in the Senior Credit Agreement) have been duly paid and (ii) no payment default in respect of scheduled amounts falling due on the next 3 Interest Payment Dates (as defined in the Senior Credit Agreement) following such payment, would result from making such payment.

    (ii) In the event of an Event of Default, the above mentioned fees shall be subordinated to any and all present and future sums, liabilities and obligations whatsoever payable, owing, due or incurred by any Obligor (as defined in the Senior Credit Agreement) under the Senior Finance Documents (as defined in the Senior Credit Agreement). Such fees shall be paid into the Master Proceeds Account (as defined in the Senior Credit Agreement) of First Shurgard, and such funds shall be applied to prepay the Advances (as defined in the Senior Credit Agreement) in accordance with Clause 7.5 (Mandatory prepayment from Management Fee) of the Senior Credit Agreement.

    During that period, the fees due to Shurgard, or any of its Affiliated Companies, under this Agreement shall accrue to the benefit of Shurgard, or any of its Affiliated Companies. Such fees shall only become fully payable after the end of the Event of Default, if any and all sums, liabilities and obligations whatsoever due and payable under the Senior Finance Documents (as defined in the Senior Credit Agreement) have been duly paid, and if such fees can be paid out of the Excess Cash that must not be applied to prepay the Advances (as defined in the Senior Credit Agreement) in accordance with Clause 7.4 (Mandatory prepayment from Excess Cash) of the Senior Credit Agreement.

    For the avoidance of doubt, First Shurgard shall in no event be entitled to suspend the payment of the Direct Development Costs.

    Clause 14 - Payment of indemnification

  The Parties agree that a new Clause 14 is inserted in the Development Agreement, and that the subsequent Clauses of the Development Agreement are renumbered as a result hereof.

  The Parties agree that Clause 14 reads as follows:

  "The Parties agree that, as a general rule, any indemnification or any other sum due by Shurgard to the Company under this Agreement, shall be paid directly into the Master Proceeds Account (as defined in the Senior Credit Agreement) of the Company. The Parties shall procure that as at and from the Closing Date, the Company irrevocably grants to the Security Agent (as defined in the Senior Credit Agreement) the right to claim, on behalf and for the account of the Company, following an Event of Default under the Senior Credit Agreement, indemnification for any damages incurred by the Company under this Agreement, provided that such indemnification shall be paid into the Master Proceeds Account of the Company."

  Confirmation of implementation of Clause 4.4.2 of the Joint Venture Agreement

  The Parties as well as the Company agree that the execution of the Subscription Agreement entered into between Shurgard Self Storage Inc and First Shurgard Finance, a subsidiary of the Company, for the issuance of bonds in an amount of USD 11,5 million, in combination with the Put and Call Option Agreement with respect to these bonds, entered into between Shurgard Self Storage Inc and Luxco, fully satisfies with respect to the First Credit Facility the obligations of Luxco and Shurgard to subscribe for and fully pay up in cash share capital of the Company in an amount of up to EUR 10 million per Credit Facility entered into by the Company, as set out in Clause 4.4.2 of the Joint Venture Agreement.

  Other provisions of the Joint Venture Agreement

  This Amendment shall not affect any other provision of the Joint Venture Agreement and all respective rights and obligations of the Parties under the Joint Venture Agreement remain fully intact, valid and enforceable.

  Governing law and arbitration

This Amendment shall be governed by and construed in accordance with Belgian law. All disputes arising out of or in connection with this Amendment and which the Parties are unable to settle amicably shall be finally settled by arbitration as set out in Clause 17.10 of the Joint Venture Agreement.

[ NEXT PAGE IS SIGNATORY PAGE]

Made in Brussels on 26 May 2003, in three originals. Each Party acknowledges receipt of its own original.
SHURGARD SELF STORAGE SCA:

Name:	European Self Storage SA
Title:	Executive General Manager
represented by:
Name:	Patrick Metdepenninghen
Title:	Permanent Representative

CRESCENT EURO SELF STORAGE INVESTMENTS SARL:

Name:	Henry A. Thompson
Title:	Executive Director

First Shurgard SPRL:

Name:	Bruno Roqueplo
Title:	Permanent representative of the statutory manager

Schedule 2.6 - Restricted Investors

IRAK

Resolution of the Security Council of the United Nations No :

- 660, 661, 666, 670 of 1990

- 687 of 1991

- 986 of 1995

- 1382 of 2001

- 1409, 1441, 1443, 1447, 1454 of 2002

Decree of the French Republic No 681 of 2 August 1990 modified by the Decree of the French Republic No 241 of 2 March 1991

Regulation of the Council of the European Communities No :

- 3541 of 7 December 1992

- 2465 of 17 December 1996 modified by the Regulation of the Council of the European Union No 1346 of the 25 July 2002.

MYANMAR (formerly BURMA)

Common Position of the Council of the European Union No 635 of 28 October 1996

Common Position of the Council of the European Union No 831 of 21 October 2002

EC Regulation No :

- 1081 of 22 May 2000

- 1883/2002 of 22 October 2002

FEDERAL REPUBLIC OF YOUGOSLAVIA

Common Position of the Council of the European Union No

  599 of 9 October 2000

  696 of 10 November 2000

EC Regulation No :

  2488/2000 of 10 November 2000

  1205/2001 of 19 June 2001

COUNTER TERRORISM

Resolution of the Security Council of the United Nations No 1373 of 28 September 2001.

Common Position of the Council of the European Union No :

  930/2001 of 27 December 2001

  931/2001 of 27 December 2001

  976/2002 of 12 December 2002

EC Regulation No 2580/2001 of 27 December 2001

Decision of the Council of the European Union No 2002/974/EC of 12 December 2002

People or entities related to terrorism

Decree of the French Republic No 2001-875 of 25 September 2001, published on 26 September 2001 in the Journal Officiel de la République française.

Decrees of the French Republic No :

- 2001-934 of 12 October 2001

- 2001-1032 of 9 November 2001

- 2002-383 of 22 March 2002

- 2002-541 of 20 April 2002

- 2002-1103 of 30 August 2002

- 2002-1139 of 9 September 2002

- 2002-1270 of 19 October 2002

ZIMBABWE

Common Position of the Council of the European Union No :

- 145 of 2002

- 600 of 2002

- 115 of 2003

Regulation of the Council of the European Union (EC) No :

- 310/2002 of 18 February 2002

- 1224/2002 of 8 July 2002

- 1345/2002 of 24 July 2002

- 1643/2002 of 13 September 2002

- 313/2003 of 18 February 2003